Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

FOR IMMEDIATE RELEASE

Investor Contact: Scott Fleming – 336-436-4879

Media Contact: Pam Sherry – 336-436-4855

Shareholder Direct: (800) LAB-0401

Company Information: www.LabCorp.com

LABCORP® ANNOUNCES BOARD AUTHORIZATION OF $500 MILLION

STOCK REPURCHASE PROGRAM

Company To Purchase $250 Million Under Overnight Share Repurchase

Agreement as Part of Program

Burlington, NC, December 7, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that its Board of Directors has authorized an additional stock repurchase program. This program is in addition to LabCorp’s previously announced stock repurchase program.

In connection with this new program, the Board has authorized LabCorp to enter into an overnight agreement providing for the immediate purchase of approximately 4.8 million shares of the company’s common stock for $250 million. The purchase will be financed using borrowings under LabCorp’s senior credit facility. The remaining purchases under the program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time.

The purpose of LabCorp’s stock repurchase program is consistent with its goal of making investments of the company’s cash resources that enhance shareholder value.

About LabCorp

Laboratory Corporation of America Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2004 net revenues. Through its national network of laboratories, the Company offers a broad range of clinical laboratory tests which are used by the medical profession in routine

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testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, the Company has developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical research trials.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.

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